ARTICLES OF INCORPORATION
OF
FAMILY PRESERVATION SERVICES OF NORTH CAROLINA, INC.

ARTICLE I
NAME

The name of the corporation shall be Family Preservation Services of North Carolina, Inc.

ARTICLE II
SHARES

The number of shares of Common Stock that this corporation is authorized to have outstanding at any one time is One Hundred Thousand (100,000) of no par value.

ARTICLE III
INITIAL REGISTERED OFFICE

The street address and county of the initial registered office of the corporation are:

225 Hillsborough St.
Raleigh, NC 27603
County of Wake

ARTICLE IV
INITIAL REGISTERED AGENT

The name of the initial registered agent of the corporation is CT Corporation System.

ARTICLE V
DIRECTORS

The number of directors constituting the initial Board of Directors is one (1), and the name and address of the person who is to serve as director until his successors are elected and qualified is:

Fletcher J. McCusker
620 N. Craycroft
Tucson, AZ 85711

ARTICLE VI
PRINCIPAL OFFICE

The principal place of business and mailing address of this corporation shall be:

Family Preservation Services of North Carolina, Inc.
620 N. Craycroft
Tucson, AZ 85711

ARTICLE VII
INCORPORATOR

The name and address of the incorporator to these Articles of Incorporation are:

Michael Deitch
620 N. Craycroft
Tucson, AZ 85711

Dated this 7 day of January, 2000.

/s/Michael Deitch
Michael Deitch, Incorporator